Exhibit 99.1

BASELINE OIL & GAS CLOSES ACQUISITION OF

SOUTH TEXAS PROPERTIES FOR $96.6 MILLION

HOUSTON, October 2, 2007—Baseline Oil & Gas Corporation (“Baseline” or the “Company”) (OTCBB: BOGA) announced today that it closed its acquisition of producing natural gas and oil properties located in Matagorda County, Texas, from DSX Energy Limited LLP, Kebo Oil & Gas, Inc., and 25 other related parties (the “Sellers”) for an adjusted cash consideration of $96.6 million. The effective date of the acquisition was June 1, 2007.

As of June 1, 2007, the acquired properties had independently engineered proved reserves of 42.2 Bcfe. By category, this includes 8.1 Bcfe of proved developed producing, 13.0 Bcfe of proved developed non-producing, and 21.1 Bcfe of proved undeveloped reserves. Approximately 77% of total proved reserves is natural gas. In addition to proved reserves, management has identified an additional unrisked net 38.0 Bcfe of probable reserves covering 15 locations. Net investment required to develop these probable reserves is estimated at $30 million. The acquired properties consist of 2,374 net acres located in prolific producing areas. The purchase price also included a 3-D seismic data base covering the property.

Based upon the adjusted consideration of $96.6 million, the implied cost per Mcfe of proved reserves is $2.30, and $1.20 per Mcfe if probable reserves are included. Baseline anticipates allocating additional value to unproved properties and other assets at a later date.

The acquired properties are located within the Blessing Field in Matagorda County, south Texas, on trend with several prolific producing Frio fields. The Blessing Field has produced more than 300 Bcf of natural gas and 15 Mmbbls of crude oil from 19 Frio sands. As a result of a proprietary 3-D seismic survey, the Sellers have drilled and completed 12 successful wells to date, experiencing a 100% success rate. The properties being acquired have established production in 5 separate fault blocks, with proved and probable reserves in 20 different horizons located at depths ranging from 8,000 to 12,000 feet. Baseline now has a multi-year inventory of diversified projects in a key domestic producing hydrocarbon basin.

Combining the Blessing Field assets with Baseline’s existing asset base creates a company with 67.7 Bcfe of proved reserves as of June 1, 2007. Baseline operates and holds a 100% working interest in its proved reserve base, including both the newly acquired properties as well as its existing oil prone Eliasville Field, located in north Texas.

Baseline’s pro forma August production of 10.5 MMcfe/d, combined with a very active drilling program throughout the remainder of the calendar year, should result in significant production volume increases by year end, and into 2008.

The Blessing Field acquisition was funded with proceeds from the Company’s issuance of $115 million of 12.5% Senior Secured Notes due 2012 at a purchase price of $110.9 million, plus $50 million of 14.0% Senior Subordinated Convertible Secured Notes due 2013 at a purchase price of $49.5 million. In addition, Baseline retired $33.1 million of indebtedness with proceeds of the financing, with the remainder being utilized for general corporate purposes, fees and expenses. Baseline also entered into a $20 million credit facility with a senior lender. The line of credit will be used for implementing the Company’s oil and natural gas hedging strategy, and for working capital if needed. The line of credit was not drawn at closing.

The “New” Baseline Oil & Gas:

•	The acquired properties generate significant sustainable cash flow. The Blessing Field area has an extensive production history;

•	High degree of operational control; Baseline will operate a 100% working interest in both its Blessing Field and Eliasville Field properties;

•	Multi-year drilling inventory in Blessing Field and Eliasville Field properties, plus very significant upside potential from the Company’s 171,000 gross acres in the New Albany Shale resource play;

•	Excellent low risk PDNP and PUD opportunities could meaningfully ramp production and cash flow;

•	Significant probable locations within the same fault blocks at the Blessing Field;

•	Meaningful upside from the initiation of an ASP flood at the Eliasville Field;

•	Target high impact possible reserves in the other fault blocks in the same horizons at the Blessing Field;

•	Pro forma proved reserves exceed 67.7 Bcfe, of which approximately 36% would be PDP;

•	Balanced pro forma 50/50 mix of oil and natural gas reserves; and

•	Experienced management.

Thomas Kaetzer, Baseline’s Chairman and Chief Executive Officer, stated, “This has been a transformational year for Baseline. With the acquisition of the Blessing Field properties, the Company becomes a substantial independent oil and gas company, with the ability to meaningfully grow our production and reserves with the development of our proved Blessing Field and Eliasville Field assets, as well the exploitation of our New Albany Shale acreage. This transaction is immediately highly accretive to Baseline’s production, cash flow, and asset value, in keeping with management’s ongoing commitment to aggressively grow shareholder value.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Amy Chavez; a.chavez@baselineoil.com

(281) 591-6100

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter or Darren Bankston

678-455-3696

info@piedmontir.com

Source: Baseline Oil & Gas Corp.